UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANTTO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 1, 2009
Corporate Equity Investments, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	000-52822	20-8090735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Blue Lagoon Drive, Suite 100, Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

(786) 888-4567
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Changes in Control of Registrant.

On April 1, 2009, DMP Holdings, Inc., acquired from various shareholders 4,039,000 shares of common stock of Corporate Equity Investments, Inc., at varying prices from various shareholders, which resulted in a change of control.  The stock purchase agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. DMP Holdings, Inc., beneficially and directly owns 4,039,000 shares of Common Stock as of the date of this report which represents (99.48%) of the outstanding Common Stock of the Company based on 4,060,000 shares outstanding as reported in the latest available filing with the Securities and Exchange Commission.  The shares acquired by DMP Holdings, Inc. include 4,039,000 shares of voting power.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, Luz M. Weigel resigned from her positions as President, Secretary, Treasurer and Director of Corporate Equity Investments, Inc.  The resignations of Ms. Weigel were not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.  Ms. Weigel’s written resignation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On April 1, 2009 the Board of Directors of Corporate Equity Investments, Inc. nominated and a majority of the shareholders approved the election of Mr. Chase Chandler to serve on the Board of Directors.  The Board or Directors appointed Mr. Chandler to serve as the interim President, Secretary, and Treasurer of the Company until a suitable replacement could be found.

Mr. Chandler, age 28, attended college at the University of Utah, where he graduated cum laude in 2004 with a major in Finance.  Following his graduation from college, Mr. Chandler attended the University of Utah, S.J. Quinney College of Law where he graduated in 2007 as a William H. Leary Scholar.  Since his graduation from law school, Mr. Chandler has worked as an attorney at the law firm of Vincent & Rees, L.C. with a practice specializing in securities, mergers and acquisitions, and corporate law.  Mr. Chandler is licensed to practice law in the state of Utah.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2009	CORPORATE EQUITY INVESTMENTS, INC.
/s/ Chase Chandler
Chase Chandler
President, Secretary, Treasurer and Director

Exhibit List
10.1           Stock Purchase Agreement dated April 1, 2009

99.1           Resignation Letter